As filed with the Securities and Exchange Commission on September 2 , 2022

Registration No. 333-265800

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NovAccess Global Inc.

(Exact name of registrant as specified in its corporate charter)

Colorado

(State or other jurisdiction of incorporation or organization)

2834

 (Primary Standard Industrial Classification Code Number)

84-1384159

(I.R.S. Employer Identification Number)

8584 E. Washington Street, No. 127

Chagrin Falls, Ohio 44023

213-642-9268

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Northwest Registered Agent, LLC

1942 Broadway Street, Suite 314C

Boulder, Colorado 80302

303-578-5550

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:
Christopher J. Hubbert, Esq. Kohrman Jackson & Krantz LLP 1375 East 9th Street, 29th Floor Cleveland, Ohio 44114 216-696-8700	Dr. Dwain K. Morris-Irvin NovAccess Global Inc. 8584 E. Washington Street, No. 127 Chagrin Falls, Ohio 44023 213-642-9268

From time to time after this registration statement becomes effective,

as determined by the selling shareholders

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 2 , 2022

PROSPECTUS

Up to 23,889,211 Shares of Common Stock

This prospectus relates to the offer and sale of up to 23,889,211 shares of common stock, no par value, of NovAccess Global Inc., a Colorado corporation, by the selling shareholders. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling shareholders.

The selling shareholders may sell the common stock described in this prospectus in a number of different ways and at varying prices. Please see Plan of Distribution beginning on page 26 for more information about how the selling shareholders may sell the shares being registered pursuant to this prospectus.

The selling shareholders may sell any, all or none of the shares offered by this prospectus, and we do not know when or in what amounts the selling shareholders may sell their shares following the effective date of the registration statement. The selling shareholders will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees.

Our shares of common stock are traded on the OTCQB Market under the symbol “XSNX.” On September 1, 2022, the last reported sale price of our stock on the OTCQB Market was $0.185 per share.

Investing in our stock involves a high degree of risk. Please see Risk Factors beginning on page 3 and in the documents incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is   , 2022

About This Prospectus

This prospectus forms part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings Where You Can Find More Information and Incorporation by Reference before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or any amendments. Neither we, nor the selling shareholders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the selling shareholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to “NovAccess,” the “company,” “we,” “us” and “our” refer to NovAccess Global Inc. and its wholly-owned subsidiary StemVax, LLC.

Summary

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the matters described in Risk Factors beginning on page 3, before making an investment decision. You should be able to bear a complete loss of your investment.

Business Overview

NovAccess Global Inc. is a biopharmaceutical company that is developing novel immunotherapies to treat glioblastoma, the most frequent and lethal type of adult brain tumor with less than a 15-month median survival after diagnosis. Our current novel cutting-edge immunotherapy is designed to utilize a patient’s own immune system to attack their cancer cells. We are currently a research and development company preparing to file an Investigational New Drug Application to the Food and Drug Administration in order to obtain approval for human clinical trials. These human clinical trials will determine the safety and efficacy of our novel immunotherapy in brain cancer patients. Once we have successfully completed the clinical trials and proven that the new therapy is safe and efficacious, we plan to commercialize the product.

Corporate Information

NovAccess Global Inc. is a Colorado corporation incorporated on February 25, 1997 as “Sun River Mining, Inc.” In 2003, the Company was renamed “XsunX, Inc.” and entered the solar business, specializing in the sale, design, and installation of solar photovoltaic power generation and energy storage systems. Effective August 25, 2020, we filed articles of amendment to our articles of incorporation with the Colorado Secretary of State to: effectuate a 1-for-1,000 reverse stock split of the company’s outstanding shares of common stock; and change the name of the company to “NovAccess Global Inc.” After completing the acquisition of StemVax, LLC, we exited the solar business and focused all our efforts on our biopharmaceutical business. Our mailing address is 8584 E. Washington Street, No. 127, Chagrin Falls, Ohio 44023, and our phone number is 213-642-9268. Our website is www.NovAccessGlobal.com. Information appearing on our website is not part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act because the market value of our stock held by non-affiliates is less than $250 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either the market value of our stock held by non-affiliates is less than $250 million, or our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. We may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to public companies that are not smaller reporting companies.

The Offering

Selling shareholders	We are registering shares of our common stock for resale by Innovest Global, Inc., AJB Capital Investments, LLC, and Bountiful Capital, LLC.

Share of common stock currently outstanding	18,534,090 as of August 24, 2022

Shares of common stock registered for resale

We are registering the following shares held by the selling shareholders, or which the selling shareholders have the right to acquire upon the conversion of promissory notes or exercise of warrants:

We issued 7.5 million shares of our common stock to Innovest in September 2020 to acquire StemVax, LLC from Innovest.

We issued promissory notes to AJB in August 2021 and February and May 2022 for loans provided by AJB to the company. If we default on the loans, then the notes are convertible into shares of our common stock. If we had been in default on August 24, 2022, these notes would have been convertible into a total of 7,986,111 shares of our common stock, subject to some limitations. In connection with the loans, we also issued warrants to AJB to acquire up to 2.5 million shares of our stock. In connection with the May 2022 loan, we issued 875,000 shares of our stock to AJB as a commitment fee, subject to some adjustments.

We issued promissory notes to Bountiful in November 2014 and May 2017 for loans provided by Bountiful to the company. On August 24, 2022, these notes were convertible into a total of 5,028,100 shares of our common stock, subject to some limitations.

Plan of Distribution

Innovest has agreed to distribute its NovAccess shares to Innovest’s shareholders on a pro rata basis. AJB and Bountiful may sell all or a portion of their shares from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods.

Use of proceeds	We will not receive any proceeds from the sale of our shares by the selling shareholders pursuant to this prospectus.

Risk factors	Investing in our shares involves a high degree of risk. Please carefully consider the risks described in Risk Factors below before making an investment decision.

Risk Factors

Risks Related to our Business and Operations

We will need to raise substantial funds, on an ongoing basis, for general corporate purposes and operations, including our clinical trials.

We will need substantial additional funding, on an ongoing basis, in order to continue execution of our clinical trials, to move our product candidates towards commercialization, to continue prosecution and maintenance of our patent portfolio, to continue development and optimization of our manufacturing and distribution arrangements, and for other corporate purposes. Any financing, if available, may include restrictive covenants and provisions that could limit our ability to take certain actions, preference provisions for the investors, and/or discounts, warrants, anti-dilution rights, the provision of collateral, or other incentives. Any financing will involve issuance of equity and/or debt, and these issuances will be dilutive to existing shareholders. There can be no assurance that we will be able to complete any financings or that the terms will be acceptable. If we are unable to obtain additional funds on a timely basis or on acceptable terms, we may be required to curtail or cease some or all of our operations at any time.

TLR-AD1 is our only technology in clinical development.

Unlike many pharmaceutical companies that have a number of products in development and which utilize many different technologies, we are currently dependent on the success of our TLR-AD1 platform technology. While the TLR-AD1 technology has a wide scope of potential use, and is embodied in several different product lines for different clinical situations, if the core TLR-AD1 technology is not effective or is toxic or is not commercially viable, our business could fail. We do not currently have other technologies that could provide alternative support for us.

We are likely to continue to incur substantial losses and may never achieve profitability.

We have a history of losses, and if we are not successful in commercializing our products, we may never achieve or sustain profitability.

Our auditors have issued a “going concern” audit opinion.

Management has determined and our independent auditors have indicated in their report on our September 30, 2021 financial statements that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

Our management and our independent auditors previously identified certain internal control deficiencies which, while now considered remediated, had been considered by our management and our independent auditor as material weaknesses.

In connection with the preparation of our financial statements for the year ended September 30, 2021, our management and our independent auditor identified a certain internal control deficiency that, in the aggregate, represent material weaknesses, as described more fully in our 10-K. As of March 31, 2022, our management team concluded that the material weakness had been addressed and that our internal controls were effective. If we do not successfully maintain a strong controlled environment this could lead to heightened risk for financial reporting mistakes and irregularities, and/or lead to a loss of public confidence in our internal controls that could have a negative effect on the market price of our common stock.

As a company with a novel technology and unproven business strategy, an evaluation of our business and prospects is difficult.

We are still in the process of developing our product candidates through clinical trials. Our technology is novel and involves mobilizing the immune system to fight a patient’s cancer. Immune therapies have been pursued by many parties for decades, and have experienced many failures. In addition, our technology involves personalized treatment products, a new approach to medical products that involves new product economics and business strategies, which have not yet been shown to be commercially feasible or successful. We have not yet gone through scale-up of our operations to commercial scale. The novelty of our technology, product economics, and business strategy, and the limited scale of our operations to date, makes it difficult to assess our prospects for generating revenues commercially in the future.

We will need to expand our management and technical personnel as our operations progress, and we may not be able to recruit such additional personnel and/or retain existing personnel.

As of August 24, 2022, we had only one full-time employee, our CEO. Other personnel are retained on a consulting or contractor basis. We are a small company with limited resources, our business prospects are uncertain and our stock price is volatile. For some or all of such reasons, we may not be able to recruit all the management, technical and other personnel we need, and/or we may not be able to retain our existing personnel. In that event, we may have to continue our operations with a small team of personnel, and our business and financial results may suffer.

We will rely on third-party contract manufacturers and may be at risk for issues with manufacturing agreements, capacity limitations, supply disruptions, or issues with product equivalency.

We will rely upon specialized contract manufacturers, operating in specialized GMP (clean room) manufacturing facilities, to produce our vaccine products. We will need to enter into new contractual agreements for manufacturing our vaccine, and may encounter difficulties obtaining these agreements, or the terms of such agreements may not be favorable. In addition, after these contracts are in place, the third-party contractors may have capacity limitations and/or supply disruptions, and as a client we may not be able to prevent such limitations or disruptions, and not be able to control or mitigate the impact on our programs.

Problems with the manufacturing facilities, processes or operations of our contract manufacturer(s) could result in a failure to produce, or a delay in producing adequate supplies of our immunotherapy products. A number of factors could cause interruptions or delays, including the inability of a supplier to provide raw materials, equipment malfunctions or failures, damage to a facility due to natural disasters or otherwise, changes in FDA regulatory requirements or standards that require modifications to our manufacturing processes, action by the FDA or by us that results in the halting or slowdown of production of components or finished products due to regulatory issues, our manufacturers going out of business or failing to produce product as contractually required, insufficient technical personnel and/or specialized facilities to produce sufficient products, and/or other factors. A number of factors could also cause possible issues about the equivalency of immunotherapy product produced in different facilities or locations, which could make it necessary for us to perform additional studies and incur additional costs and delays. Because manufacturing processes for our immunotherapy is highly complex, require specialized facilities (dedicated exclusively immunotherapy production) and personnel that are not widely available in the industry, involve equipment and training with long lead times, and are subject to lengthy regulatory approval processes, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties, delays or interruptions in the manufacturing and supply and delivery of our TLR-AD1 product candidates could require us to stop enrolling new patients into clinical trials, and/or require us to stop the trials or other programs, stop the treatment of patients in the trials or other programs, increase our costs, damage our reputation and, if our product candidates are approved for sale, cause us to lose revenue or market share if our manufacturers are unable to timely meet market demands.

The manufacturing of our product candidates will have to be greatly scaled up for commercialization, and we do not have this type of experience.

As is the case with any clinical trial, our Phase II clinical trial of TLR-AD1 for glioblastoma involves a number of patients that is a small fraction of the number of potential patients for whom TLR-AD1 may be applicable in the commercial market. The same will be true of our other clinical programs with TLR-AD1 or other TLR-AD1 product candidates. If our TLR-AD1 and/or other TLR-AD1 product candidates are approved for commercial sale, it will be necessary to greatly scale up the volume of manufacturing, far above the level needed for clinical trials. We do not have experience with this kind of scale-up. In addition, there are likely only a few consultants or advisors in the industry who have such experience and can provide guidance or assistance, because active immune therapies such as TLR-AD1 are a fundamentally new category of product in two major ways: these active immune therapy products consist of living cells, not chemical or biologic compounds, and the products are personalized. To our knowledge, very few of these products have successfully completed the necessary scale-up for commercialization. For example, Dendreon Corporation encountered substantial difficulties trying to scale up the manufacturing of its Provenge® product for commercialization. To our knowledge, even the CAR-T products which are being commercialized have so far only scaled up to moderate product volumes.

The necessary specialized facilities, equipment and personnel may not be available or obtainable for the scale-up of manufacturing of our product candidates.

The manufacture of living cells requires specialized facilities, equipment and personnel which are entirely different than what is required for the manufacturing of chemical or biologic compounds. Scaling up the manufacturing of living cell products to volume levels required for commercialization will require enormous amounts of these specialized facilities, equipment and personnel, especially where, as in the case of our TLR-AD1 product candidates, the product is personalized and must be made for each patient individually. Since living cell products are so new, and have barely begun to reach commercialization, the supply of the specialized facilities and personnel needed for them is not widely available and therefore is in the process of being developed. However, there has been a sharp increase in the demand for these specialized facilities and personnel, as large numbers of companies seek to develop T cell and other immune cell products. It may not be possible for us or our manufacturers to obtain all of the specialized facilities and personnel needed for commercialization of our TLR-AD1 product candidates, or even for further sizeable trials. This could delay or halt our commercialization and/or further substantial trials.

Our technology is novel, involves complex immune system elements, and may not prove to be effective.

Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Over the course of several decades, there have been many different immune therapy product designs and many product failures and company failures. To our knowledge, to date very few active immune therapies have been approved by the FDA, including one dendritic cell therapy and a couple of CAR-T cell therapies. The human immune system is complex, with many diverse elements, and the state of scientific understanding of the immune system is still limited. Some immune therapies previously developed by other parties showed surprising and unexpected toxicity in clinical trials. Other immune therapies developed by other parties delivered promising results in early clinical trials, but failed in later stage clinical trials. Although we believe the results from our animal studies of TLR-AD1 for newly diagnosed glioblastoma were quite positive, those results may not be achieved in our later stage clinical trials.

Clinical trials for our product candidates are expensive and time consuming, and their outcome is uncertain.

The process of obtaining and maintaining regulatory approvals for new therapeutic products is expensive, lengthy and uncertain. Costs and timing of clinical trials may vary significantly over the life of a project owing to any or all of the following non-exclusive reasons: the duration of the clinical trial; the number of sites included in the trials; the countries in which the trial is conducted; the length of time required and ability to enroll eligible patients; the number of patients that participate in the trials; the number of doses that patients receive; the drop-out or discontinuation rates of patients; per patient trial costs; third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner; our final product candidates having different properties in humans than in laboratory testing; the need to suspend or terminate our clinical trials; insufficient or inadequate supply or quality of necessary materials to conduct our trials; potential additional safety monitoring, or other conditions required by the FDA regarding the scope or design of our clinical trials, or other studies requested by regulatory agencies; problems engaging independent review boards, or IRBs, to oversee trials or in obtaining and maintaining IRB approval of studies; the duration of patient follow-up; the efficacy and safety profile of a product candidate; the costs and timing of obtaining regulatory approvals; and the costs involved in enforcing or defending patent claims or other intellectual property rights.

Late-stage clinical trials, (e.g., Phase III clinical trials) for glioblastoma patients, are especially expensive, typically requiring tens or hundreds of millions of dollars, and take years to reach their outcomes. These outcomes often fail to reproduce the results of earlier trials. It is often necessary to conduct multiple late-stage trials (including multiple Phase III trials) in order to obtain sufficient results to support product approval, which further increases the expense and time involved. Sometimes trials are further complicated by changes in requirements while the trials are under way (for example, when the standard of care changes for the disease that is being studied in the trial, or when there are changes in the scientific understanding of the disease or the treatment, and/or changes in the competitive landscape.) There has been a very large proliferation of new treatments in various stages of development, as well as some new product approvals, for brain cancer. Any of our current or future product candidates could take a significantly longer time to gain regulatory approval than we expect, or may never gain approval, either of which could delay or stop the commercialization of our TLR-AD1 product candidates.

We have limited experience in conducting and managing clinical trials, or collecting, confirming and analyzing trial data, and we rely on third parties to conduct these activities.

We rely on third parties to assist us, on a contract services basis, in managing and monitoring all of our clinical trials as well as the collection, confirmation and analysis of the trial data. We do not have experience conducting Phase III clinical trials, or collecting, validating and analyzing trial data by ourselves without third party service firms, nor do we have experience in supervising such third parties in managing multi-hundred patient clinical trials, and collecting, validating and analyzing the data for a Phase III trial for glioblastoma. Our lack of experience and/or our reliance on these third-party service firms may result in delays or failure to complete these trials and/or the data collection, validation and analyses successfully or on time. If the third parties fail to perform, we may not be able to find sufficient alternative suppliers of those services in a reasonable time, or on commercially reasonable terms, if at all.

We may fail to comply with regulatory requirements.

Our success will be dependent upon our ability, and our collaborative partners’ abilities, to maintain compliance with regulatory requirements in multiple countries, including current good manufacturing practices, or cGMP, and safety reporting obligations. The failure to comply with applicable regulatory requirements can result in, among other things, fines, injunctions, civil penalties, total or partial suspension of regulatory approvals, refusal to approve pending applications, recalls or seizures of products, operating and production restrictions and criminal prosecutions.

Regulatory approval of our product candidates may be withdrawn at any time.

After any regulatory approval has been obtained for medical products (including any early or conditional approval), the product and the manufacturer are subject to continual review, including the review of adverse experiences and clinical results that are reported after our products are made available to patients, and there can be no assurance that approval will not be withdrawn or restricted. Regulators may also subject approvals to restrictions or conditions or impose post-approval obligations on the holders of these approvals, and the regulatory status of such products may be jeopardized if such obligations are not fulfilled. If post-approval studies are required, these studies may involve significant time and expense.

The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA or other regulators.

The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We will continue to be subject to the FDA and other regulatory requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA or other regulator had approved. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, restriction, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

We may not be successful in negotiating reimbursement.

If our TLR-AD1 product obtains regulatory approval, commercialization will be difficult and may not be feasible unless we obtain coverage by health insurance and/or national health systems for reimbursement of our product price. Obtaining coverage by health insurance and/or national health systems will be difficult and we do not have experience with this process. Our TLR-AD1 product is a fully personalized, individual product and, as a result, is expected to be expensive. In addition, our TLR-AD1 product involves a cost structure (with much of the costs upfront, in connection with the manufacturing of the personalized TLR-AD1 product for a patient) that is different than traditional drugs and may require different reimbursement arrangements. These factors may make our negotiations for reimbursement more difficult. We may not be successful in negotiating or obtaining reimbursement, or obtaining it on acceptable or viable terms.

Our product candidates will require a different distribution model than conventional therapeutic products, and this may impede commercialization of our product candidates.

Our TLR-AD1 product candidates consist of living human immune cells. Such products are entirely different from chemical or biologic drugs, and require different handling, distribution and delivery than chemical or biologic drugs. One crucial difference is that the biomaterial ingredients (immune cells and tumor tissue) from which we make TLR-AD1 products and the finished TLR-AD1 products themselves are subject to time constraints in the shipping and handling. The biomaterial ingredients come from the medical centers to the manufacturing facility fresh and not frozen, and must arrive within a certain window of time and in usable condition. Performance failures by the medical center or the courier company can result in biomaterials that are not usable, in which case it may not be possible to make TLR-AD1 product for the patient involved. The finished TLR-AD1 products are frozen, and must remain frozen throughout the process of distribution and delivery to the medical center or physician’s office, until the time of administration to the patient, and cannot be handled at room temperature until then or their viability will be lost. Each product shipment for each patient must be tracked and managed individually. For all of these reasons, among others, we will not be able to simply use the distribution networks and processes that already exist for conventional drugs. It may take time for shipping companies, hospitals, pharmacies and physicians to adapt to the requirements for handling, distribution and delivery of these products, which may adversely affect our commercialization.

We lack sales and marketing experience, and our product candidates will require different marketing and sales methods and personnel than conventional therapeutic products.

The commercial success of any of our product candidates will depend upon the strength of our sales and marketing efforts. We do not have a marketing or sales force and have no experience in marketing or sales of products like our lead product, TLR-AD1 for glioblastoma, or our additional products. To fully commercialize our product candidates, we will need to recruit and train marketing staff and a sales force with technical expertise and ability to manage the distribution of our TLR-AD1 for glioblastoma. As an alternative, we could seek assistance from a corporate partner or a third-party services firm with a large distribution system and a large direct sales force. However, since our TLR-AD1 products are living cell, immune therapy products, and these are a fundamentally new and different type of product than are on the market today, we would still have to train our partner’s or such services firm’s personnel about our products, and would have to make changes in their distribution processes and systems to handle our products. We may be unable to recruit and train effective sales and marketing forces or our own, or of a partner or a services firm, and/or doing so may be more costly and difficult than anticipated. These factors may result in significant difficulties in commercializing our product candidates, and we may be unable to generate significant revenues.

The availability and amount of potential reimbursement for our product candidates by government and private payers is uncertain and may be delayed or inadequate.

The availability and extent of reimbursement by governmental and private payers is essential for most patients to be able to afford expensive treatments, such as cancer treatments. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payers tend to follow CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for fundamentally novel products like ours, as there have been very few products similar to ours to date. We are aware of only a few active immune therapies that have reached the stage of reimbursement decision making processes, including one dendritic cell therapy and a couple of CAR-T cell therapies. Although CMS has approved coverage and reimbursement for some of these products, and private payers seem to be following suit in the US, there remain substantial questions and concerns about reimbursement for these products, especially outside the US.

Various factors could increase the difficulties for our TLR-AD1 products to obtain reimbursement. Costs and/or difficulties associated with the reimbursement of Provenge and/or T cell therapies could create an adverse environment for reimbursement of other immune therapies, such as our TLR-AD1 products. Approval of other competing products (drugs and/or devices) for the same disease indications could make the need for our products and the cost-benefit balance less compelling. The cost structure of our product is not a typical cost structure for medical products, as the majority of our costs are incurred up front, when the manufacturing of the personalized product is done. Our atypical cost structure may not be accommodated in any reimbursement for our products. If we are unable to obtain adequate levels of reimbursement, our ability to successfully market and sell our product candidates will be adversely affected.

In markets outside the U.S., the prices of medical products are subject to direct price controls and/or to reimbursement with varying price control mechanisms, as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the U.S. Some jurisdictions operate positive and/or negative list systems under which products may only be marketed once a reimbursement price has been agreed. Other countries allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. Accordingly, in markets outside the U.S., the reimbursement for our products may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenues and profits.

Competition in the biotechnology and biopharmaceutical industry is intense, rapidly expanding and most of our competitors have substantially greater resources than we do.

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. A growing number of other companies, such as Juno, Kite Bellicum, Agenus, Asterias, Dandrit, Immunicum, Sotio, AiVita and many others, are actively involved in the research and development of immune therapies or cell-based therapies for cancer. In addition, other novel technologies for cancer are under development or commercialization, such as checkpoint inhibitor drugs (which are being rapidly developed by numerous big pharma companies including BMS, Merck, Pfizer, Astra Zeneca, Roche and others) and various T cell-based therapies (which are also being rapidly developed by numerous companies with extraordinary resource backing), as well as the electro-therapy device of NovoCure. Additionally, many companies are actively involved in the research and development of monoclonal antibody-based cancer therapies. Currently, a substantial number of antibody-based products are approved for commercial sale for cancer therapy, and a large number of additional ones are under development, including late-stage trials. Many other third parties compete with us in developing alternative therapies to treat cancer, including: biopharmaceutical companies; biotechnology companies; pharmaceutical companies; academic institutions; and other research organizations, as well as some medical device companies (e.g., NovoCure and MagForce Nano Technologies AG). Our competitors are likely to examine combination therapies or use of their therapeutic candidates in conjunction with devices and companion diagnostic technologies, including molecular diagnostic platforms.

We face extensive competition from companies developing new treatments for brain cancer. These include a variety of immune therapies, as mentioned above (including T cell-based therapies and checkpoint inhibitor drugs), as well as a variety of small molecule drugs and biologics drugs. There are also a number of existing drugs used for the treatment of brain cancer that may compete with our product, including, Avastin® (Roche Holding AG), Gliadel® (Eisai Co. Ltd.), and Temodar® (Merck& Co., Inc.), as well as NovoCure’s electrotherapy device.

Most of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing and sales than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly if they enter into collaborative arrangements with large and established companies.

Our competitors may complete their clinical development more rapidly than we and our products do, may develop more effective or affordable products, or may achieve earlier or longer patent protection or earlier product marketing and sales. Any products developed by us may be rendered obsolete and non-competitive.

We may be exposed to potential product liability claims, and insurance may not be available or cover these claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing, marketing, sale and use of therapeutic products. Our insurance may not cover any claims made and insurance coverage may not be available to us on commercially reasonable terms, if at all. Insurance that we obtain may not be adequate to cover claims against us. Regardless of whether they have any merit or not, and regardless of their eventual outcome, product liability claims may result in substantially decreased demand for our products, injury to our reputation, withdrawal of clinical trial participants or physicians, and/or loss of revenues. Thus, whether or not we are insured, a product liability claim or product recall may result in losses that could be material.

We may be subject to environmental regulatory requirements, and could fail to meet such requirements, and we do not carry insurance against environmental damage or injury claims.

We may need to store, handle, use and dispose of controlled hazardous and biological materials in our business. Our development activities may result in our becoming subject to regulatory requirements, and if we fail to comply with applicable requirements, we could be subject to substantial fines and other sanctions, delays in research and production, and increased operating costs. In addition, if regulated materials were improperly released at our current or former facilities or at locations to which we send materials for disposal, we could be liable for substantial damages and costs, including cleanup costs and personal injury or property damages, and we could incur delays in research and production and increased operating costs.

Collaborations play an important role in our business and could be vulnerable to competition or termination.

We work with scientists and medical professionals at academic and other institutions, some of whom have conducted research for us or have assisted in developing our research and development strategy. These scientists and medical professionals are collaborators, not our employees. They may have commitments to, or contracts with, other institutions or businesses (including competitors) that limit the amount of time they have available to work with us. We have little control over these individuals. We can only expect that they devote time to NovAccess and our programs as required by any license, consulting or sponsored research agreements we may have with them. In addition, these individuals may have arrangements with other companies to assist in developing technologies that may compete with our products. If these individuals do not devote sufficient time and resources to our programs, or if they provide substantial assistance to our competitors, our business could be seriously harmed.

Our business could be adversely affected by new legislation or product related issues.

Changes in applicable legislation and/or regulatory policies or discovery of problems with the product, production process, site or manufacturer may result in delays in bringing products to market, the imposition of restrictions on the product’s sale or manufacture, including the possible withdrawal of the product from the market, or may otherwise have an adverse effect on our business.

Our business could be adversely affected by animal rights activists.

Our business activities have involved animal testing and could involve further animal testing, as this type of testing is required before new medical products can be tested in clinical trials in human patients. Animal testing has been the subject of controversy and adverse publicity. Some organizations and individuals have attempted to stop animal testing by pressing for legislation and regulation in these areas. To the extent that the activities of these groups are successful, our business could be adversely affected. Negative publicity about us, our pre-clinical trials and our product candidates could also adversely affect our business.

Multiple late-stage clinical trials of TLR-AD1 for glioblastoma, our lead product, may be required before we can obtain regulatory approval.

Typically, companies conduct multiple late-stage clinical trials of their product candidates before seeking product approval. Our application for approval of a Phase II clinical trial is a relatively early-stage clinical trial and we must prove safety and efficacy before we can obtain FDA approval to start a late stage clinical trial. We may be unable to prove safety and efficacy or obtain approval to start late-stage clinical trials. This would substantially delay our commercialization, and might not be possible to complete, due to development or approval of competing products, lack of funding, or other factors. In addition, a rapidly growing number of products are under development for brain cancer, including immunotherapies such as checkpoint inhibitor drugs and T cell-based therapies, and some (e.g., NovoCure’s device) have been approved in the U.S. It is possible that the standard of care for brain cancer could change before we are approved to start a Phase II trial and analysis of its results, or before we are able to seek approval for late-stage trials and commercialization. This could necessitate further clinical trials with our TLR-AD1 product candidate for brain cancer, which may not be feasible.

Changes in manufacturing methods for TLR-AD1 could require us to conduct equivalency studies and/or additional clinical trials.

With biologics products, in some cases “the process is the product:” i.e., the manufacturing process is considered to be as integral to the product as is the composition of the product itself. If any changes are made in the manufacturing process, and these changes are considered material by the regulatory authorities, the company sponsor may be required to conduct equivalency studies to show that the product is equivalent under the changed manufacturing processes as under the original manufacturing processes, or the company sponsor may be required to conduct additional clinical trials. In addition, if there are multiple manufacturing locations, equivalency studies may be required to show that the products produced in the respective facilities are substantially the same. Our manufacturing processes have undergone some changes during or since the early clinical trials, and we have multiple manufacturing locations. Accordingly, we may be required to conduct equivalency studies, and/or additional clinical trials, before we can obtain product approval, unless the regulatory authorities are satisfied that the changes in processes do not affect the quality, efficacy or safety of the product, and satisfied that the products made in each manufacturing location are substantially the same.

We may not receive regulatory approvals for our product candidates or there may be a delay in obtaining such approvals.

Our products and our ongoing development activities are subject to regulation by regulatory authorities in the countries in which we and our collaborators and distributors wish to test, manufacture or market our products. For instance, the FDA will regulate our product in the U.S. Regulatory approval by the FDA will be subject to the evaluation of data relating to the quality, efficacy and safety of the product for its proposed use, and there can be no assurance that the regulatory authorities will find our data sufficient to support product approval of TLR-AD1. In addition, the endpoint against which the data is measured must be acceptable to the regulatory authorities, and the statistical analysis plan for how the data will be evaluated must also be acceptable to the regulatory authorities.

The time required to obtain regulatory approval varies between countries. In the U.S., for products without “Fast Track” status, it can take up to 18 months after submission of an application for product approval to receive the FDA’s decision. Even with Fast Track status, FDA review and decision can take up to 12 months. At present, we do not have Fast Track status for our lead product, TLR-AD1 for glioblastoma.

Different regulators may impose their own requirements and may refuse to grant, or may require additional data before granting an approval, even if regulatory approval may have been granted by other regulators. Regulatory approval may be delayed, limited or denied for a number of reasons, including clinical data, the product not meeting safety or efficacy requirements or any relevant manufacturing processes or facilities not meeting applicable requirements as well as case load at the regulatory agency at the time.

We may not obtain or maintain the benefits associated with orphan drug status, including market exclusivity.

While we plan to submit an application for orphan drug status like the two previous generations of our dendritic cell-based immunotherapy, there is no guarantee that we will obtain approval for orphan drug status for TLR-AD1, our lead product, for glioblastoma. As a result, we may not receive the benefits associated with orphan drug designation (including the benefit providing for market exclusivity for a number of years). This may result from a failure to obtain orphan drug status, or result from a competing product reaching the market that has an orphan designation for the same disease indication. Under U.S. rules for orphan drugs, if a competing product reaches the market before ours does, the competing product could potentially obtain a scope of market exclusivity that limits or precludes our product from being sold in the U.S. for seven years.

Our intellectual property rights may be overturned, narrowed or blocked, and may not provide sufficient commercial protection for our product candidates, or third parties may infringe upon our intellectual property.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Patent laws afford only limited protection and may not protect our rights to the extent necessary to sustain any competitive advantage we may have. Moreover, patents and patent applications relating to living cell products are relatively new, involve complex factual and legal issues, and are largely untested in litigation, and as a result are uncertain. Any patent applications may not result in patents being issued which adequately protect our technology or products or which effectively prevent others from commercializing the same or competitive technologies and products. As a result, we may not be able to obtain meaningful patent protection for our commercial products, and our business may suffer as a result. Third parties may challenge our existing patents, and these challenges could result in overturning or narrowing some of our patents. Even if our patents are not challenged, third parties could assert that their patents block our use of technology covered by some or all of our patents.

We have taken security measures (including execution of confidentiality agreements) to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection for our trade secrets or other proprietary information. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

We may be exposed to claims or lawsuits that our products infringe patents or other proprietary rights of other parties.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. We have not conducted a comprehensive freedom-to-operate review to determine whether our proposed business activities or use of certain of the technology covered by patent rights owned by us would infringe patents issued to third parties.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. The patent landscape is especially uncertain in regard to cell therapy products, as it involves complex legal and factual questions for which important legal principles remain unresolved. We may become party to, or be threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference proceedings, inter partes reexamination, or post grant review before the U.S. Patent and Trademark Office. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from the third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. If the infringement is found to be willful, we could be liable for treble damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

Risks Related to Our Company and Stock

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock for general corporate purposes and upon the exercise of warrants, conversion of convertible debt, or conversion of preferred stock.

In the future, we may issue additional equity securities for capital raising purposes, in connection with hiring or retaining employees, to fund acquisitions, or for other business purposes. In addition, as of August 24, 2022, we have outstanding debt that could presently or upon default be converted into 13.0 million shares of our common stock, preferred shares convertible into 6.0 million shares of our stock, and warrants exercisable for up to 4.5 million shares of our stock. In addition, we have issued 1.6 million shares of our common stock to one of our lenders for loan commitment fees, and guaranteed that the lender will be able to sell the shares for at least $1.2 million; if the lender sells the shares for less, we must issue the lender additional shares or make a cash payment to make them whole. The future issuance of any additional shares of common stock will dilute our current shareholders and may create downward pressure on the value of our shares. In addition, just the potential for the issuance of a significant amount of our common stock pursuant to the warrants, convertible notes and preferred shares could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, could also hinder our ability to raise additional equity capital at a time and price that we deem reasonable or appropriate.

Our CEO currently has the ability to determine the election of our directors and the outcome of matters submitted to our shareholders.

As of August 24, 2022, our chief executive officer Dwain K. Morris-Irvin controls common and preferred shares that give him the right to cast 60.7% of the vote on all matters submitted to our shareholders, including the election of directors. As a result, Dr. Irvin has the ability to determine the outcome of issues submitted to our shareholders. Although our directors and executive officers, including Dr. Irvin, have a fiduciary obligation to the company’s shareholders, their interests may not always coincide with our interests or the interests of other shareholders. As a consequence, it may be difficult for the other shareholders to remove our board members. Dr. Irvin’s voting control could also deter unsolicited takeovers, including transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices.

Our articles of incorporation allow for our board to create a new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our common stock.

We are authorized to issue more than 49.9 million shares of preferred stock that has not been previously designated or issued, and our board has the authority to define the relative rights and preferences of these shares of preferred stock without further shareholder approval. As a result, our board could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board could authorize the issuance of a new series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing shareholders. The issuance of additional shares of preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

Our articles of incorporation and bylaws have provisions that could discourage, delay or prevent a change in control.

Our articles of incorporation and bylaws contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our shareholders. We are authorized to issue more than 49.9 million shares of preferred stock that has not been previously designated or issued. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board without shareholder approval. Specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and as a result preserve control by the present management.

We have more than 1.9 billion shares of authorized but unissued common stock. Our authorized but unissued shares of common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Provisions of our articles of incorporation and bylaws also could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a shareholder might consider favorable. These provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. In particular, the articles of incorporation and bylaws, among other things: provide our board with the ability to alter the bylaws without shareholder approval; deny shareholders cumulative voting rights in the election of our directors; place limitations on the removal of our directors; and provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum.

The market price of our common stock is volatile and can be adversely affected by numerous factors.

The share prices of publicly traded biotechnology and emerging pharmaceutical companies, particularly companies without consistent product revenues and earnings, can be highly volatile and are likely to remain highly volatile in the future. The price which investors may realize in sales of their shares of our stock may be materially different than the price at which our stock is quoted, and will be influenced by a large number of factors, some specific to us and our operations, and some unrelated to our operations. These factors may cause the price of our stock to fluctuate frequently and substantially. Relevant factors may include large purchases or sales of our common stock, shorting of our stock, positive or negative events, commentaries or publicity relating to our company, management or products, or other companies, management or products, including other immune therapies for cancer or immune therapies or cancer therapies generally, positive or negative events relating to healthcare and the overall pharmaceutical and biotech sector, the publication of research by securities analysts and changes in recommendations of securities analysts, legislative or regulatory changes, and/or general economic conditions. In the past, shareholder litigation, including class action litigation, has been brought against other companies that experienced volatility in the market price of their shares or unexpected or adverse developments in their business. Whether or not meritorious, litigation can result in substantial costs, divert management’s attention and resources, and harm the company’s financial condition and results of operations.

Our Common Stock is considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Historically, the price of our stock has fluctuated greatly. As of the date of this filing, the market price of our common stock is less than $5.00 per share, and therefore is a “penny stock” according to SEC rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1.0 million or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our stock and may result in decreased liquidity for our stock and increased transaction costs for sales and purchases of our stock as compared to other securities.

The requirements of the Sarbanes-Oxley Act of 2002 and other U.S. securities laws impose substantial costs, and may drain our resources and distract our management.

We are subject to certain of the requirements of the Sarbanes-Oxley Act of 2002, as well as the reporting requirements under the Exchange Act of 1934 (the “Exchange Act”). The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We have previously identified material weaknesses in our internal controls. Substantial efforts and resources must be expended to maintain a controlled environment, which is difficult for a small company like ours. Continued additional investments and management time to meet these requirements will be necessary since control weaknesses raise the risk of future material errors in our financial statements. We may not be able to maintain effective controls over time. If we have material weaknesses in the future, this may subject us to SEC enforcement action, which could include monetary fines or other equitable remedies that could be detrimental to the ongoing business of the Company.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our stock must come from increases in the market price of our stock.

We have not paid any cash dividends on our stock to date in our history, and we do not intend to pay cash dividends on our stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Also, any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Therefore, any return on your investment in our stock must come from increases in the fair market value and trading price of our stock, which may not occur.

Forward-Looking Statements

This prospectus contains statements that are forward-looking within the meaning of Section 21E of the Exchange Act. Forward-looking statements are statements other than historical facts, including, without limitation, statements that are identified by words like “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “predict,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. These statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. You should not rely solely on these forward-looking statements and should consider all uncertainties and risks throughout this document. Forward-looking statements are only predictions and not guarantees of performance and speak only as of the date they are made. We do not undertake to update any forward-looking statement in light of new information or future events.

Although we believe that the expectations, estimates and projections reflected in the forward-looking statements in this prospectus are based on reasonable assumptions when they were made, we cannot assure you that these expectations, estimates and projections will be achieved. We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statement, as they are based on current expectations. Future events and actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause actual results to differ materially from our expectations include, but are not limited to:

●	If we are unable to successfully complete clinical trials or obtain regulatory approval for our novel cancer treatment, we will have no source of revenue.

●	We have incurred significant net losses from operations and must raise additional capital to fund our operations, commercialize our products, and repay our debt.

●

We have limited management resources and only one full time employee who we are dependent upon for our success, and the loss of any member of our management team would negatively impact our operations.

●	The exercise of our outstanding warrants, conversion of our convertible debt, or conversion of our outstanding preferred stock would result in significant dilution for our common shareholders.

●	Our CEO controls shares of our common and preferred stock that that give him the ability to determine the outcome of issues submitted to our shareholders, including the election of directors.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this prospectus, and you should not consider the factors listed above to be a complete set of all potential risks or uncertainties. All subsequent written or oral forward-looking statements concerning NovAccess or other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this prospectus, the other information contained or incorporated by reference in this prospectus, especially under Risk Factors, and the information contained in our filings with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the SEC’s website at SEC.gov.

The Company

Overview

NovAccess Global Inc. is a biopharmaceutical company that is developing novel immunotherapies to treat brain tumor patients in the United States with plans to expand globally. We specialize in cutting-edge research related to utilizing a patient’s own immune system to attack cancer cells. We are currently in the research and development phase and are filing an Investigational New Drug Application (IND) and working closely with Food and Drug Administration (FDA) to obtain approval for human clinical trials to determine the safety and efficacy of our drug product for brain cancer patients. Once we have successfully completed the clinical trials and proven that the new therapy is safe and efficacious, we plan to commercialize the product. We also have expertise in successfully executing clinical trials, bringing products to market and increasing the market size of products through our advisory board. Our scientists are well versed in immunology, stem cell biology, neuroscience, molecular biology, imaging, small molecules development, gene therapy and other technical assays needed for protein and genetic analysis of cancer cells.

In September 2020, we acquired StemVax, LLC (“StemVax”), a biopharmaceutical company developing novel therapies for brain tumor patients that holds an exclusive patent license from Cedars-Sinai Medical Center in Los Angeles, California (Cedars-Sinai) known as StemVax Glioblast (SVX-GB/TLR-AD1). TLR-AD1 specifically targets glioblastoma, the most frequent and lethal type of adult brain tumor. Christopher Wheeler, president of StemVax, has been involved in the pre-clinical research and development of the drug candidate at Cedars-Sinai Department of Neurosurgery since 2005. As president, Dr. Wheeler began preparing the pre-IND application to obtain FDA approval to start human clinical trials. In 2021, Dr. Wheeler led pre-IND interactions with the FDA and obtained a recommended roadmap from the FDA to facilitate the filing of an IND application for a Phase I application or a Phase IIa application. We are currently executing on their recommendations and plan to submit an IND application in early 2023. In July 2022, we filed an application with the U.S. Food and Drug Administration for orphan drug designation (“ODD”) for TLR-AD1. Receiving ODD status would represent a milestone in the development of TLR-AD1 and provide us with multiple incentives, including seven-year marketing exclusivity and federal tax credits, among other benefits.

Business and Operations

Market Drivers for Immunotherapy Against Cancer

Glioblastoma is the most common adult brain tumor and has less than a 15-month median survival period after diagnosis. Despite advances in chemotherapy and radiation therapy there has been no change in survival for glioblastoma patients in over 50 years. As a result, there is significant demand for novel therapies to treat brain tumors. We identify two main drivers to bring immunotherapy to market as quickly as possible: (1) the National Institutes of Health has been promoting the development of novel immunotherapies for cancer for over 10 years; and (2) the biopharmaceutical industry has been promoting the development of novel immunotherapies to treat cancer and bringing novel products to market, including Dendreon’s Provenge drug to treat prostate cancer.

What We Do

NovAccess is a biopharmaceutical company that specializes in the research and development of a new drug to treat brain cancer and other cancers. We perform pre-clinical and clinical trial experiments to bring the drugs to market. We determine if the new drug candidates are safe and effective for human use and to treat brain and other cancers. We seek to develop a new treatment or a cure for brain cancer patients and make these solutions for these patients a sound investment for our shareholders.

We are developing novel therapies for brain cancer patients in the US and ultimately expect to expand globally. Our research and development process begins with testing drug candidates through molecular and cellular based assays, animal models for diseases, testing for safety and efficacy in animal models, and human clinical trials to bring drug candidates to market. Once our products have made it to market, we plan to license their use to bigger pharmaceutical companies to better access the patient populations and provide treatment.

Our dendritic cell-based immunotherapy utilizes a combination of Toll-like receptor (TLR) adjuvants for an enhanced anti-tumor response. The therapy is designed to utilize the patient’s tumor antigens and immune cells, dendritic cells, in combination with TLR adjuvants to initiate an efficient anti-tumor immune response. This process includes obtaining the patient’s tumor cells after surgery, and dendritic derived from their peripheral blood. Antigens from the tumor cells are used to activate the dendritic cells ex-vivo. Once processed, the activated, dendritic cells are returned to the patient subcutaneously. The therapy is designed to initiate and enhance an effective anti-glioblastoma immune response in order to promote patient survival.

The validity of this approach is supported by multiple preclinical and clinical studies, including our own, that demonstrate both the importance and feasibility of treating these tumors using a dendritic cell vaccine. We are currently seeking FDA approval to begin human clinical trials to test the hypothesis that treating glioblastoma in this manner elicits antitumor immune responses that ultimately prolong survival. Our primary goal is to evaluate the safety and efficacy of this therapeutic vaccine for patients with newly diagnosed and recurrent glioblastoma. We will also assess immune response metrics, radiographic response data, and survival endpoints to evaluate whether this therapeutic approach warrants further study and progression through human clinical trials.

If the safety and efficacy of our platform technology TRL-AD1 is established during human trials, we intend to file for FDA consideration of “Breakthrough Therapy Designation” for TLR-AD1. A successful application for Breakthrough Designation could significantly accelerate our trial timelines and enhance the probability of TLR-AD1’s approval. In addition, while we will continue to align our trials to FDA regulations and expectations, we will monitor regulatory agencies outside of the United States, such as the European Medicines Agency (EMA), for government-sponsored opportunities that may advance the development and approval of a safe and efficacious TLR-AD1. Our ultimate goals is to bring this novel immunotherapy to market globally and address an unmet need for brain tumor patients.

We currently do not generate revenue. In order to finance our operations, including clinical trial development and execution, we intend to raise capital through financial institutions that invest in cancer therapeutics. We intend to commercialize our products immediately after successful completion of clinical trials. We plan to license our products to larger biopharmaceutical companies to deliver our product to as many patients as possible once we have obtained the required FDA approvals. We expect to have other treatment candidates outside of our lead candidate moving forward as we build our patent portfolio of other therapeutics to improve patient outcomes and overall quality of health.

The key elements of our approach include:

●

Lead Drug Candidate. We perform pre-clinical R&D to test hypothesis to determine if a lead product is safe and efficacious to treat cancer patients. These experiments include, molecular testing, cell culture testing and animal testing.

●	Publish Data. When appropriate we publish our findings and pursue patents protection for all drug candidates to proceed with human clinical trial testing

●	Human Clinical Trial Testing. At the appropriate time we will seek FDA approval to begin clinical trials on our drug candidates. We submit IND applications to the FDA to obtain this approval.

●	Commercialization. After successfully completing human clinical trials and demonstrating safety and efficacy of a drug candidate, we will commercialize the product.

Customers

At this stage, we do not generate revenue but once we commercialize our products our customers are expected to be cancer patients and/or larger biopharmaceutical companies that we license our products through in order to complete human clinical trial testing and/or to commercialize our products. Because there is currently no immunotherapy to treat brain tumors on the market and survival rates for glioblastoma patients have not improved through standard operational procedures, including chemotherapy and immunotherapy, we anticipate a significant market for our products.

Competition

We compete with other R&D biopharmaceutical companies developing novel immunotherapies to treat brain cancer. Currently, there are no FDA approved immunotherapies available to glioblastoma patients in the market. We have a platform technology as our lead candidate. Once we have commercialized this lead product after proving it is safe and efficacious from our human clinical trial testing, we will seek approval to utilize our platform technology to treat other brain cancers, including childhood brain cancer and other cancers in general.

Intellectual Property

In September and June of 2017, Cedars-Sinai was issued patents, “Use of toll-like receptor ligands as adjuvants to vaccination therapy for brain tumors,” Patent numbers: 9764014 and 8728465. In 2018, StemVax obtained an exclusive license for these patents from Cedars-Sinai. The license term is for the full life of the patents on a country-by-country basis.

Regulation

Our business is subject to extensive regulation by the FDA governing the development, testing, marketing and sale of our biopharmaceuticals. However, compliance with environmental laws is not a significant cost for the Company.

Our Management Team

Board of Directors

Biographical information about our board members is summarized below.

Jason M. Anderson, age 49, is experienced in the fields of biological discovery, genomic modeling, drug development and national security. He joined our board on March 18, 2022. From 2016 to 2021, he served as a co-founder and member of the board of EdenRoc Sciences, LLC, a privately held biotechnology company formed to cultivate world-class life sciences start-up companies including Liberty Biosecurity, LLC, where Mr. Anderson served as co-founder and chief executive officer from 2014 to 2021. This integrated life sciences platform managed an intellectual property portfolio of more than 150 granted patents and applications in pharmaceuticals, novel biology, genomics, and molecular diagnostics. Mr. Anderson has co-authored several granted patents in the life sciences that describe how genomic and biological information can be securely disseminated. From 1998 to 2014, Mr. Anderson served as a diplomat for the United States Department of State. He holds a MSc. from the London School of Economics and Political Science and a BA from the University of California, San Diego.

John A. Cassarini, age 56, has decades of capital markets experience as an investor and portfolio manager. He joined our board on March 14, 2022 and serves as chair of the board. During the past five years he has been a private investor. Prior to that, he managed small-cap portfolios for numerous institutions, including Lehman Brothers, Barclays and Ingalls & Snyder. Mr. Cassarini has a BA in finance from Fordham University and an MBA from Columbia University.

Dwain K. Morris-Irvin, PhD, MPH, age 54, is a published researcher and patent author. Dr. Irvin stepped into the CEO role at NovAccess in October 2020, after heading the biotechnology division of Innovest Global and joined our board on March 18, 2022. NovAccess acquired StemVax, LLC from Innovest in September 2020. Dr. Irvin received his PhD from the University of California, Los Angeles School of Medicine, his MPH from UCLA School of Public Health, and trained at The Wallenberg Neuroscience Center at Lund University in Lund, Sweden. He was also a professor, faculty member at Cedars-Sinai Medical Center, Department of Neurosurgery. Dr. Irvin received his PhD in Molecular & Medical Pharmacology and Developmental Neuroscience with an emphasis on neural stem cell fate and differentiation. His research focused on neural development and notch signaling in mammalian neural stem cells. He also worked as an NIH/NINDS post-doctoral fellow in Dr. Anders Bjorklund’s laboratory in Lund, Sweden. There, his focus was on research projects that investigated the potential role of cell replacement therapy for patients with Parkinson’s disease. They developed several protocols for the efficient generation of dopaminergic neurons from forebrain and ventral midbrain stem and progenitor cells. Dr. Irvin also worked as a research scientist, assistant professor, and faculty member at Cedars-Sinai Medical Center, Department of Neurosurgery. He led research investigations in the role of adaptive immunity in Parkinson’s disease. He also developed two patents in the area of immunotherapy for brain tumor patients, specifically glioblastoma. His research team focused on molecular mechanisms that impart therapeutic resistance in cancer cells, including cancer stem cells, to develop novel immunotherapies for brain tumor patients.

Executive Officers

Information about our CEO Dr. Irvin is included above under Board of Directors. Information about our chief financial officer is included below.

Neil J. Laird, age 70, is an experienced financial executive who works with emerging companies to provide accounting and finance related services. He joined NovAccess as fractional chief financial officer on September 10, 2021. Since 2016, he has worked with several technology and other companies as a consultant and currently serves as the chief operating officer of Letzhangout, LLC, a provider of outsourced accounting and related services. From June 2011 until November 2016, Mr. Laird served as the chief financial officer of Mobileum Inc., a private company providing roaming and other solutions to the telecommunications industry. Previously he was CFO of SumTotal Systems, Inc., a provider of enterprise learning management systems, and before that, CFO of ADAC Laboratories, a provider of nuclear medicine and PET systems. Both SumTotal Systems and ADAC Laboratories were publicly traded companies. Mr. Laird has an MA from the University of Cambridge and is qualified as a UK chartered accountant.

Advisory Board

We have assembled a board of advisors with extensive experience in all aspects of the biopharmaceuticals industry. The advisory board provides our management team with guidance when requested providing us with the benefit of the advisors’ expertise and experience. The members of our advisory board are Renard Currie, MBA, Laina King, Ph.D., Andrew Norris, Ph.D. and Lachlan Thompson, Ph.D.

Use of Proceeds

We are filing the registration statement of which this prospectus forms a part to permit holders of our shares described under Selling Shareholders to distribute or resell their shares. The selling shareholders will receive all of the net proceeds from those sales. We will not receive any of the proceeds from the sale of the shares being offered by the selling shareholders.

Selling Shareholders

Innovest Global

Innovest Global, Inc. is a diversified industrials company. Innovest’s shares of common stock are traded on the OTCQB Market under the symbol “IVST.” On June 2, 2020, we entered into a membership interest purchase agreement with Innovest to acquire StemVax, LLC for 7.5 million shares of unregistered common stock. On September 8, 2020, we completed the transaction, issuing the shares to Innovest and acquired StemVax, which is now our wholly-owned subsidiary. On March 14, 2022, we entered into a common stock distribution agreement with Innovest pursuant to which Innovest has agreed to distribute its 7.5 million shares of NovAccess common stock to Innovest’s shareholders within 45 days of the effectiveness of the registration statement of which this prospectus forms a part. Innovest has more than 300 shareholders of record, and the distribution will significantly increase our shareholder base and public float. Following the distribution, Innovest will not own any shares of NovAccess.

Daniel G. Martin previously served as the CEO and chairman of both NovAccess and Innovest. Mr. Martin ceased to be an officer or director of NovAccess on March 14, 2022, and of Innovest on October 26, 2021.

AJB Capital

AJB Capital Investments, LLC (“AJB”) is a Delaware limited liability company and working capital lender. AJB has provided three loans to the company totaling $1.75 million. AJB holds 1,574,543 shares of our common stock and has the right to acquire additional shares upon the exercise of three warrants and two promissory notes that are convertible upon default as described in more detail below.

On May 5, 2022, we entered into a securities purchase agreement with AJB and issued a promissory note in the principal amount of $1.0 million to AJB pursuant to the purchase agreement. The loan closed and was funded on May 9, 2022. We used $500,000 of the proceeds of the loan to repay AJB’s August 20, 2021 loan described below and the remaining loan proceeds for general working capital purposes. In connection with the loan, we paid AJB a commitment fee of 875,000 unregistered shares of our common stock. If, after May 5, 2023 and before May 5, 2025, AJB has been unable to sell these shares for $700,000, then AJB may require NovAccess to issue additional shares or pay cash in the amount of the shortfall. However, if we pay the note off before November 5, 2022, then we may redeem 437,500 of the commitment fee shares for one dollar. Pursuant to the purchase agreement, we also issued to AJB a common stock purchase warrant to purchase 1.0 million shares of our common stock for $0.01 a share. If we pay the note off before May 5, 2023, upon AJB’s agreement, we may redeem the warrant for $350,000. Otherwise, the warrant will expire on May 5, 2027.

The May 2022 note bears interest at 12% a year and is due on November 5, 2022, but may be extended for six months by NovAccess, at which time the rate will increase to 15%. We must repay the note with the proceeds of any loan or capital raise exceeding $5.0 million, and may otherwise prepay the note at any time without penalty. Under the terms of the note, NovAccess may not sell a significant portion of its assets without the approval of AJB, may not issue additional debt that is not subordinate to AJB, must comply with the company’s reporting requirements under the Exchange Act, and must maintain the listing of the company’s common stock on the OTC or other exchange, among other restrictions and requirements. Our failure to make required payments under the note or to comply with any of these covenants, among other matters, would constitute an event of default. Upon an event of default under the purchase agreement or note, AJB may immediately accelerate the note due date and convert the amount outstanding under the note into shares of NovAccess common stock, among other penalties and remedies. The conversion price is the lesser of: the lowest price our stock traded during the 20 days before the note was issued; or the lowest price our stock traded during the 20 days before the conversion date, and the conversion price is subject to further reduction depending on the nature of the default. On August 24, 2022, the principal balance of the note was $1.0 million, and if the note had been in default and AJB had elected to convert the note balance into shares, we would have been required to issue to AJB 6,250,000 shares of our common stock. However, the note includes a provision limiting conversion if AJB would be the beneficial owner of more than 9.99% of our outstanding shares of common stock as a result of the conversion. On August 24, 2022, the conversion limit was 1,851,556 shares.

In connection with the May 2022 loan, we entered into a registration rights agreement with AJB pursuant to which we agreed to file with the SEC a Form S-1 by August 3, 2022 to register for resale the commitment fee shares, the shares issuable upon conversion of the note, and the shares issuable upon exercise of the warrant.

On February 15, 2022, we entered into a securities purchase agreement with AJB and issued a promissory note in the principal amount of $250,000 to AJB pursuant to the purchase agreement. The loan closed and was funded on February 16, 2022. We used the proceeds of the loan for general working capital purposes. In connection with the loan, we paid AJB a commitment fee of 300,000 unregistered shares of our common stock. If, after August 15, 2022 and before August 15, 2023, AJB has been unable to sell these shares for $150,000, then AJB may require NovAccess to issue additional shares or pay cash in the amount of the shortfall. Pursuant to the purchase agreement, we also issued to AJB a common stock purchase warrant to purchase 500,000 shares of our common stock for $1.50 a share. The warrant expires on February 15, 2027.

The February 2022 note bears interest at 10% a year and was initially due on August 15, 2022, but the due date was extended by NovAccess to February 15, 2023 pursuant to the terms of the note. Under the terms of the note, NovAccess may not sell a significant portion of its assets without the approval of AJB, may not issue additional debt that is not subordinate to AJB, must comply with the company’s reporting requirements under the Exchange Act, and must maintain the listing of the company’s common stock on the OTC or other exchange, among other restrictions and requirements. Our failure to make required payments under the note or to comply with any of these covenants, among other matters, would constitute an event of default. Upon an event of default under the purchase agreement or note, AJB may immediately accelerate the note due date and convert the amount outstanding under the note into shares of NovAccess common stock, among other penalties and remedies. The conversion price is the lesser of: 90% of the lowest price our stock traded during the 20 days before the note was issued; or 90% of the lowest price our stock traded during the 20 days before the conversion date. On August 24, 2022, the principal balance of the note was $250,000, and if the note had been in default and AJB had elected to convert the note balance into shares, we would have been required to issue to AJB 1,736,111 shares of our common stock. However, the note includes a provision limiting conversion if AJB would be the beneficial owner of more than 4.99% of our outstanding shares of common stock as a result of the conversion. On August 24, 2022, the conversion limit was 924,851 shares.

On August 20, 2021, we entered into a securities purchase agreement with AJB and issued a promissory note in the principal amount of $500,000 to AJB pursuant to the purchase agreement. The loan closed and was funded on August 23, 2021. We used the proceeds of the loan for general working capital purposes. We repaid this loan from the proceeds of the May 2022 AJB loan. In connection with the 2021 loan, we paid AJB a commitment fee of 400,000 unregistered shares of our common stock. If, after February 20, 2022 and before February 20, 2023, AJB has been unable to sell these shares for $300,000, then AJB may require NovAccess to issue additional shares or pay cash in the amount of the shortfall. Pursuant to the purchase agreement, we also issued to AJB a common stock purchase warrant to purchase 1.0 million shares of our common stock for $1.50 a share. The warrant expires on August 20, 2026.

We agreed to register the shares issuable upon exercise of AJB’s February 2022 and August 2021 warrants no later than February 15, 2023. In addition, we agreed to include the shares issuable upon conversion of the February 2022 note in any registration statement we file with the SEC.

Bountiful Capital

Bountiful Capital, LLC (“Bountiful”) is a Nevada limited liability company and working capital lender. Bountiful has provided two loans to the company totaling up to $550,000. Bountiful holds 35,735 shares of our common stock and has the right to acquire additional shares upon the conversion of two promissory notes as described in more detail below.

On May 12, 2017, we issued a convertible promissory note in the principal amount of up to $150,000 to Bountiful. We borrowed a total of $115,000 under the note and used the proceeds of the loan for general working capital purposes. The loan bears interest at 10% a year and is due on June 30, 2023. Bountiful has the right to convert the note balance into shares of our common stock at any time. The conversion price is the lesser of: $10 per share; 50% of the lowest price our stock has traded for after the note was issued; or the lowest price we have issued shares for after the note was issued. On August 24, 2022, the combined interest and principal balance of the May 12, 2017 note was $170,193, and if Bountiful had elected to convert the note balance into shares, we would have been required to issue to Bountiful 3,403,860 shares of our common stock. However, the note includes a provision limiting conversion if Bountiful would be the beneficial owner of more than 4.99% of our outstanding shares of common stock as a result of the conversion. On August 24, 2022, the conversion limit was 924,851 shares.

On November 20, 2014, we issued a convertible promissory note in the principal amount of up to $400,000 to Bountiful. We borrowed a total of $400,000 under the November 20, 2014 loan, of which $50,880 remains outstanding. We used the loan proceeds for general working capital purposes. The loan bears interest at 10% a year and is due on June 30, 2023. Bountiful has the right to convert the note balance into shares of our common stock at any time. The conversion price is the lesser of: $12.50 per share; 50% of the lowest price our stock has traded for after the note was issued; or the lowest price we have issued shares for after the note was issued. On August 24, 2022, the combined interest and principal balance of the 2014 note was $81,212, and if Bountiful had elected to convert the note balance into shares, we would have been required to issue to Bountiful 1,624,240 shares of our common stock. However, the 2014 note includes the same 4.99% conversion limit as the 2017 note described above.

We agreed to register the shares issuable upon conversion of Bountiful’s 2017 and 2014 notes in any registration statement we file with the SEC.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We currently expect to retain any future earnings to fund the operation and expansion of our business.

Description of Capital Stock

General

The following description of our capital stock is intended as a summary only and as a result is not complete. This description is based upon, and is qualified by reference to, our articles of incorporation and bylaws, and by applicable provisions of the Colorado Corporation Code. You should read our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you. The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation and bylaws.

Our authorized capital stock consists of 2.0 billion shares of common stock, no par value, and 50.0 million shares of preferred stock, par value $0.01 per share. A total of 10,000 shares of preferred stock have been designated as Series A preferred stock and 25,000 shares of preferred as Series B convertible preferred stock. As of August 24, 2022, 18,534,090 shares of common stock, no shares of Series A preferred, and 600 shares of Series B preferred were outstanding.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Shareholders do not have cumulative voting rights with respect to election of directors.

Dividends. Holders of common stock are entitled to receive proportionately any dividends as may be declared and paid on common stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock. Outstanding shares of common stock are non-assessable. Holders of common stock are not, and will not be, subject to any liability as shareholders.

Series A Preferred Stock

There are no shares of Series A preferred stock issued and outstanding. However, NovAccess could issue shares of Series A preferred in the future.

Voting Rights. The holder of the Series A preferred stock may cast votes equal to not less than 60% of the total outstanding voting power of NovAccess required to approve an action on all matters voted on by our shareholders.

Dividends. The holders of Series A preferred stock are not entitled to receive dividends.

Liquidation and Dissolution. In the event of our liquidation or dissolution, each share of Series A preferred stock will have preference over common stock to the extent of $0.01 per share, but will not otherwise be entitled to share in the proceeds of any liquidation or dissolution. The preference or subordination of the rights of Series A preferred stock with respect to any other class of stock, or any other series of preferred stock, shall be as stated in the instrument defining the rights of such other class or series.

Other Rights. Holders of Series A preferred stock have no preemptive, subscription, redemption or conversion rights.

Series B Convertible Preferred Stock

Irvin Consulting, LLC, a company owned by Dwain K. Morris-Irvin, our chief executive officer, owns all 600 of the outstanding shares of Series B convertible preferred stock.

Voting Rights. The holder of the Series B preferred stock is entitled to vote with the common shareholders on all matters submitted to the shareholders, including the election of directors, and each share of Series B preferred entitles the holder to cast 40,000 votes.

Conversion Rights. Each share of Series B preferred is convertible at the option of the holder into 10,000 shares of our common stock.

Dividends. The holder of the Series B preferred stock is entitled to receive proportionately any dividends as may be declared and paid on our common stock on an as-converted to common basis.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holder of the Series B preferred stock is entitled to receive proportionately all assets available for distribution to the common shareholders on an as-converted to common basis.

Other Rights. Holders of Series B preferred stock have no preemptive, subscription or redemption rights.

Authorized but Unissued Shares

We have more than 1.9 billion shares of authorized but unissued common stock and 49.9 million shares of authorized but undesignated and unissued shares of preferred stock. Our board has the ability to define the terms of the undesignated preferred shares. Our authorized but unissued shares of common and authorized and undesignated shares of preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Warrants

We have issued warrants to acquire up to 4.5 million shares of our common stock at prices ranging from $0.01 to $1.50 a share. The exercise price of some of the warrants is subject to adjustment for significant events such as stock splits or the issuance of securities at prices that lower than the warrant exercise price. The exercise of the warrants would dilute the ownership of our current shareholders and may create downward pressure on the value of our shares.

Convertible Debt

We have issued promissory notes that are convertible into shares of our common stock at prices that are based on a discount to the trading price of our shares determined at the time of conversion. In some cases the holder may only convert the debt if there is a default under the loan. As of August 24, 2022, we owed $1.5 million on notes that may be converted into shares of common stock. The conversion of the notes would dilute the ownership of our current shareholders and may create downward pressure on the value of our shares.

Registration Rights

AJB and Bountiful have the right to require use to register their shares with the SEC for resale or to participate in any registration statement we file with the SEC, and we are registering these shares in the registration statement of which this prospectus is a part. For more information, please see Selling Shareholders. The registration and resale of a significant number of shares could negatively impact the trading price of our stock.

Anti-Takeover Effects of Our Articles of Incorporation

Our articles of incorporation provide that our shareholders do not have cumulative voting rights in the election of our directors and our bylaws require the vote of two-thirds of our outstanding shares to remove a director from office. The lack of cumulative voting and the super-majority vote required to remove a director makes it more difficult for shareholders to replace the company’s board of directors or for a third party to obtain control of the company by replacing its board of directors, which could have an effect of delaying, deferring or preventing a change in control of NovAccess.

Market Information

Our common stock is traded on the OTCQB Market under the symbol “XSNX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093.

Plan of Distribution

This prospectus registers for resale or distribution shares of our common stock held by Innovest, shares issuable upon the exercise of warrants and conversion of notes held by AJB, and shares issuable upon the conversion of notes held by Bountiful. Innovest has agreed to distribute its 7.5 million shares of NovAccess common stock to Innovest’s shareholders on a pro rata basis as described on page 18 under the caption Innovest Global. AJB and Bountiful may sell all or a portion of their shares from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

●	on any national securities exchange or over-the-counter market on which our common stock may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

●	in “at the market” offerings to or through market makers into an existing market for the common stock;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions otherwise than on such exchanges or in the over-the-counter market;

●	through a combination of any such methods; or

●	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the shares included in this prospectus.

We understand that AJB and Bountiful may use unaffiliated broker-dealers to effectuate sales of our shares. These sales would be made at prices and at terms then prevailing or at prices related to the then current market price. We understand that each broker-dealer would receive commissions from the selling shareholders that will not exceed customary brokerage commissions. Neither we nor the selling shareholders can presently estimate the amount of compensation that any broker-dealer will receive. We know of no existing arrangements between the selling shareholders or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will include the names of any agents, underwriters or dealers and any compensation from the selling shareholders, and any other required information.

We are not aware of any existing arrangements between the selling shareholders or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our stock included in this prospectus.

Each of the selling shareholders has indicated to us that at no time has the selling shareholder engaged in or effected, directly or indirectly, any short sale (as that term is defined in Rule 200 of Regulation SHO of the Exchange Act) our stock or any hedging transaction, which establishes a net short position with respect to our stock. Each of the selling shareholders has agreed that will not enter into or effect, directly or indirectly, any of these transactions.

We have advised each of the selling shareholders that it may be required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. These limitations may affect the marketability of the shares of our stock offered by this prospectus.

In order to comply with the securities laws of some states, shares of our stock sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, shares of our stock may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Our common stock is traded on the OTCQB Market under the symbol “XSNX.”

Experts

Our financial statements as of and for the years ended September 30, 2021 and 2020 are incorporated by reference in this prospectus and in the registration statement that this prospectus is a part of in reliance on the report (also incorporated by reference) of M&K CPAS, PLLC, an independent registered public accounting firm, given on the authority of M&K as experts in auditing and accounting. M&K’s report on the financial statements contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

Legal Matters

The validity of our shares of common stock offered by this prospectus will be passed upon for us by Kohrman Jackson & Krantz LLP, Cleveland, Ohio.

Where You Can Find More Information

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The SEC’s website, SEC.gov, contains the reports, proxy and information statements, and other information about us, that we file electronically with the SEC. The information on the SEC’s website is not part of this prospectus, and any references to the SEC’s website or any other website are inactive textual references only.

Incorporation by Reference

The SEC permits us to “incorporate by reference” the information contained in documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus our:

●	Annual Report on Form 10-K for the year ended September 30, 2021 filed on January 13, 2022;
●	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021 filed on February 18, 2022, March 31, 2022 filed on May 16, 2022, and June 30, 2022 filed on August 15, 2022;
●	Information Statement on Schedule 14F-1 filed on February 25, 2022; and
●	Current Reports on Form 8-K filed on January 18, 2022, February 2, 2022, February 18, 2022, March 14, 2022, March 24, 2022, May 10, 2022, May 16, 2022, August 2, 2022, and August 9, 2022.

We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in the document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes the statement incorporated by reference. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the termination of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of these reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). You may request documents that are incorporated by reference into this prospectus by one of the following methods: by mail at Attention: Investor Relations, NovAccess Global Inc., 8584 E. Washington Street, No. 127, Chagrin Falls, Ohio 44023; by email at Info@NovAccessGlobal.com; or by telephone at 213-642-9268. In addition, these documents are linked on our website at NovAccessGlobal.com. Other information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any information posted on our website in deciding whether to purchase our common stock.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NovAccess, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table lists the various expenses to be incurred in connection with the sale and distribution of the securities being registered pursuant to this Registration Statement, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$235
Accounting fees and expenses	3,500
Legal fees and expenses	35,000
Miscellaneous expenses	4,000
Total expenses	$42,735

Item 14. Indemnification of Directors and Officers.

The Colorado Business Corporation Act (the “CBCA”) provides that under certain circumstances a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another entity, if he (1) acted in good faith, (2) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and (3) was not adjudged liable on the basis that the he derived an improper personal benefit, and (4), with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent of the corporation with respect to any threatened, pending or completed action or suit by or in the right of the corporation under the same circumstances, but only for reasonable expenses incurred in connection with the proceeding. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense. A corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the corporation who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances. A corporation may also purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

Our bylaws incorporate the indemnification provisions of the CBCA and our articles of incorporation generally require us to indemnify our directors, officers, employees and agents if permissible under the CBCA. Our articles also permit us to advance expenses and to obtain insurance, and we have purchased directors and officers insurance covering our directors, officers, employees and agents.

Item 15. Recent Sales of Unregistered Securities.

On August 8, 2022, we issued a convertible promissory note to Nyla Sakakura-Clark. Pursuant to the note, Ms. Sakakura-Clark loaned the company $100,000. The loan bears interest at 12% a year and is due on August 8, 2023. However, if we obtain debt or equity financing of at least $3.0 million, then Ms. Sakakura-Clark may demand payment earlier. Until the note is paid in full, Ms. Sakakura-Clark has the right to convert all or a portion of the amount outstanding under the note into unregistered shares of our common stock at $0.15 a share, subject to adjustment for stock splits or similar transactions. The issuance of the convertible promissory note to Ms. Sakakura-Clark was exempt from registration under Section 4(a)(2) of the Securities Act.

On July 28, 2022, we issued a convertible promissory note to Letzhangout, LLC (“Letzhangout”), a company that provides accounting consulting services to NovAccess and also employs our chief financial officer. Pursuant to the note, Letzhangout loaned the company $12,500 on July 29 and agreed to make an additional loan of $12,500 at the end of August if we request it. Amounts loaned under the note bear interest at 12% a year and are due on the earlier of October 31, 2022 or our receipt of debt or equity financing of at least $3.0 million. Until the note is paid in full, Letzhangout has the right to convert all or a portion of the amount outstanding under the note into unregistered shares of our common stock at $0.15 a share, subject to adjustment for stock splits or similar transactions. The issuances of the convertible promissory note to Letzhangout was exempt from registration under Section 4(a)(2) of the Securities Act.

During the quarter ended June 30, 2022, we issued 135,417 unregistered shares of our common stock for compensatory purposes. Effective June 27, 2022, we issued 108,750 unregistered shares of our common stock to Letzhangout for accounting services provided to NovAccess, and 26,667 unregistered shares to Darrow Associates for investor relations services provided to NovAccess. The issuances of shares to our service providers were exempt from registration under Section 4(a)(2) of the Securities Act.

On May 5, 2022, we entered into a securities purchase agreement with AJB Capital Investments, LLC (“AJB”) and issued a promissory note in the principal amount of $1.0 million to AJB pursuant to the purchase agreement. The loan closed and was funded on May 9, 2022. The note has an original issuance discount of 10% of the principal and bears interest at 12% a year. Upon an event of default under the purchase agreement or note, AJB may convert the amount outstanding under the note into shares of NovAccess common stock at a discount to the market price of the stock, in addition to other penalties and remedies. Also pursuant to the purchase agreement, NovAccess paid AJB a commitment fee of 875,000 unregistered shares of the company’s common stock and issued to AJB a common stock purchase warrant to purchase 1.0 million shares of the company’s common stock for $0.01 a share. The warrant expires on May 5, 2027. The issuances of the note, commitment fee shares and warrant to AJB were exempt from registration under Section 4(a)(2) of the Securities Act.

During the quarter end of March 31, 2022, we offered unregistered shares of our common stock in a private placement to accredited investors to fund our working capital needs. During the quarter we sold to ten investors 1,033,750 shares for an aggregate amount of $208,750. Neil J. Laird, the company’s chief financial officer, and Letzhangout, a company that provides accounting consulting services to NovAccess, each purchased 250,000 shares in the private placement for $0.20 a share (a portion of which was paid by the cancellation of loans made to the company in December 2021). The issuance of shares in the private placement was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(a) under the Securities Act.

On March 31, 2022, we issued 108,750 of our unregistered shares to Letzhangout, LLC for accounting services provided to NovAccess. On February 14, 2022, we issued 85,000 shares to Letzhangout for accounting services. On February 23, 2022, we issued 35,556 shares of our shares to Satya Chillara, an employee of Darrow Associates, for investor relations services provided to NovAccess. The issuances of shares to our service providers were exempt from registration under Section 4(a)(2) of the Securities Act.

On January 31, 2022, we entered into a preferred stock redemption agreement with Daniel G. Martin, at the time our sole board member and chairman, TN3, LLC, a company owned by Mr. Martin, Dwain K. Morris-Irvin, our chief executive officer, and Irvin Consulting, LLC, a company owned by Dr. Irvin. TN3 owned 25,000 shares of our Series B convertible preferred stock. Pursuant to the redemption agreement, on March 14, 2022, NovAccess redeemed 24,400 of the preferred shares and Irvin Consulting purchased 600 of the preferred shares from TN3. In connection with the redemption, we issued to TN3 1,502,670 shares of unregistered common stock. The issuance of shares to TN3 was exempt from registration under Section 4(a)(2) of the Securities Act.

On February 15, 2022, we entered into a securities purchase agreement with AJB and issued a promissory note in the principal amount of $250,000 to AJB pursuant to the purchase agreement. The loan closed and was funded on February 16, 2022. The note has an original issuance discount of 10% of the principal and bears interest at 10% a year. Upon an event of default under the purchase agreement or note, AJB may convert the amount outstanding under the note into shares of NovAccess common stock at a discount to the market price of the stock, among other penalties and remedies. Also pursuant to the purchase agreement, NovAccess paid AJB a commitment fee of 300,000 unregistered shares of the company’s common stock and issued to AJB a common stock purchase warrant to purchase 500,000 shares of the company’s common stock for $1.50 a share. The warrant expires on February 15, 2027. The issuances of the note, commitment fee shares and warrant to AJB were exempt from registration under Section 4(a)(2) of the Securities Act.

On December 30, 2021, we obtained a $25,000 loan from each of Dwain K. Morris-Irvin, the company’s chief executive officer, Neil J. Laird, the company’s chief financial officer, and Amit Mulchandani, chief executive officer of Letzhangout, LLC. NovAccess issued to each of Messrs. Irvin, Laird and Mulchandani a demand promissory note for $25,000 evidencing the loans. The notes are due on demand and bear interest at 10% per year. In January and February 2022, we issued 125,000 shares of our common stock to each of Messrs. Laird and Mulchandani to repay their loans in full. Dr. Irvin’s loan was subsequently repaid in full. The issuances of the notes and shares in repayment of the notes were exempt from registration under Section 4(a)(2) of the Securities Act.

During the quarter end of December 31, 2021, we offered unregistered shares of our common stock in a private placement to accredited investors to fund our working capital needs. In November and December, we sold to three investors 51,000 shares for $10,200, 16,667 shares for $5,000, and 33,333 shares for $10,000. The issuance of shares in the private placement was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(a) under the Securities Act.

On October 4, 2021, we issued 10,000 unregistered shares of our common shares to Neil J. Laird to compensate him for serving as our chief financial officer. The issuance of shares to Mr. Laird was exempt from registration under Section 4(a)(2) of the Securities Act.

On October 4, 2021 we issued 10,000 unregistered shares of our common stock to Letzhangout, LLC for accounting services provided to NovAccess. On October 4 and November 17, 2021, we issued 8,889 and 17,778 shares, respectively, of our unregistered shares to Satya Chillara, an employee of Darrow Associates, for investor relations services provided to NovAccess. The issuances of shares to our service providers were exempt from registration under Section 4(a)(2) of the Securities Act.

During the quarter ended September 30, 2021, we issued 367,778 unregistered shares of our common stock to each of three individuals for services provided to the company. On each of July 1 and August 26, 2021, we issued 8,889 of our unregistered shares to Satya Chillara, an employee of Darrow Associates, for investor relations services provided to NovAccess for the months of July and August 2021. On August 26, 2021, we issued 50,000 unregistered shares of our common stock to L. Michael Yukich to compensate him for serving as our chief financial officer, and 300,000 shares to Peter Weinstein for legal services provided to StemVax. The issuances of shares to our former CFO and service providers were exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 701 under the Securities Act.

During the quarter ended September 30, 2021, we offered unregistered shares of our common stock in a private placement to accredited investors to fund our working capital needs. We sold 125,000 shares to an investor during the quarter for $0.20 a share for a total of $25,000. The issuance of shares in the private placement was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) under the Securities Act.

On August 20, 2021, we entered into a securities purchase agreement with AJB and issued a promissory note in the principal amount of $500,000 to AJB pursuant to the purchase agreement. Upon an event of default under the purchase agreement or note, AJB may convert the amount outstanding under the note into shares of NovAccess common stock at a discount to the market price of the stock, among other penalties and remedies. The note was repaid in May 2022. Pursuant to the purchase agreement, we paid AJB a commitment fee of 400,000 unregistered shares of our common stock and issued to AJB a common stock purchase warrant to purchase 1.0 million shares of our common stock for $1.50 a share. The warrant expires on August 20, 2026. The issuances of the note, commitment fee shares and warrant to AJB were exempt from registration under Section 4(a)(2) of the Securities Act.

On July 6, 2021, we entered into a securities purchase agreement with Power Up Lending Group Ltd. and issued a convertible promissory note in the original principal amount of $38,750 to Power Up pursuant to the purchase agreement. Beginning on January 2, 2022, Power Up could convert the amount outstanding under the note into shares of NovAccess common stock at a conversion price equal to 61% of the lowest trading price of the stock during the fifteen trading days before the conversion date. The note was subsequently repaid in full. The issuances of the convertible note to Power Up was exempt from registration under Section 4(a)(2) of the Securities Act.

During the quarter ended June 30, 2021, we offered unregistered shares of our common stock in a private placement to accredited investors to fund our working capital needs. We sold 200,000 shares to two investors during the quarter for $0.20 a share for a total of $40,000. The issuance of shares in the private placement was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) under the Securities Act.

On May 28, 2021, we entered into a securities purchase agreement with Power Up and issued a convertible promissory note in the original principal amount of $55,000 to Power Up pursuant to the purchase agreement. Beginning on November 24, 2021, Power Up could convert the amount outstanding under the note into shares of NovAccess common stock at a conversion price equal to 61% of the lowest trade price of the stock during the fifteen trading days before the conversion date. The note was subsequently repaid in full. The issuances of the convertible note to Power Up was exempt from registration under Section 4(a)(2) of the Securities Act.

Effective May 11, 2021, we issued 174,243 unregistered shares of common stock to Gemini Master Fund, Ltd. at a per share price of $0.252 in full satisfaction of the outstanding principal and interest of $43,909 due under a promissory note dated September 30, 2013. The note was in default and was convertible by Gemini pursuant to its terms. The issuance of shares to Gemini was exempt from registration under Section 4(a)(2) of the Securities Act.

In April 2021, we issued 1,000 unregistered shares of our common stock to each of four individuals for services provided to NovAccess, including accounting and staffing assistance. On each of April 9, May 5 and June 2, 2021, we issued 8,889 of our unregistered shares to Satya Chillara, an employee of Darrow Associates, for investor relations services provided to NovAccess for the months of April, May and June 2021. On May 5, 2021, we issued 250,000 unregistered shares to the Chesapeake Group Inc. for investor relations services provided to NovAccess. The issuances of shares to our service providers were exempt from registration under Section 4(a)(2) of the Securities Act.

During the quarter ended March 31, 2021, we offered unregistered shares of our common stock in a private placement to accredited investors to fund our working capital needs. We sold 757,143 shares to five investors during the quarter at prices ranging from $0.20 to $0.35 a share for a total of $170,000. The issuance of shares in the private placement was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) under the Securities Act.

On January 19, 2021, we issued 200,000 unregistered shares of our common stock to L. Michael Yukich to compensate him for serving as our chief financial officer. On February 24, 2021, we issued 2,500 unregistered shares to Dr. Elaine King Miller, a member of our advisory board, for her advisory services provide to NovAccess. On March 24, 2021, we issued 5,000 unregistered shares to each of Mr. Renard Currie, Dr. Andrew Norris and Dr. Lachlan Thompson, members of our advisory board, for their advisory services provide to NovAccess. The issuances of shares to our management team were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 701 under the Securities Act.

On each of January 8, 2021, January 28, January 29 and March 4, 2021, we issued 8,889 of our unregistered shares to Satya Chillara, an employee of Darrow Associates, for investor relations services provided to NovAccess for the months of December 2020 and January, February and March 2021. The issuances of shares to Ms. Chillara were exempt from registration under Section 4(a)(2) of the Securities Act.

During the quarter ended December 31, 2020, we offered unregistered shares of our common stock in a private placement to accredited investors to fund our working capital needs. We sold 500,000 shares to an investor in November for $50,000 and 55,556 shares to Dr. Elaine King Miller, a member of our advisory board, in December for $25,000. The issuance of shares in the private placement was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(a) under the Securities Act.

On November 23, 2020, we issued 1.8 million unregistered shares to Dwain K. Morris-Irvin to compensate him for serving as our chief executive officer. The issuance of shares to Dr. Irvin was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 701 under the Securities Act.

On November 23, 2020, we issued 250,000 unregistered shares of our common shares to the Chesapeake Group Inc. for investor relations services provided to NovAccess. On November 23, 2020, we issued 8,889 of our unregistered shares to Satya Chillara, an employee of Darrow Associates, for investor relations services provided to NovAccess. The issuances of shares to Chesapeake and Ms. Chillara were exempt from registration under Section 4(a)(2) of the Securities Act.

On September 4, 2020, TN3, LLC, a limited liability company owned by our former chairman Daniel G. Martin, issued promissory notes to two private investors for $25,000 each and provided the $50,000 in note proceeds to NovAccess to fund working capital. On November 23, 2020, we issued 64,103 unregistered common shares to each of the two investors in cancellation the TN3 promissory notes. The issuance of shares in cancellation of the notes was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) under the Securities Act.

On September 4, 2020, we issued 25,0000 shares of unregistered Series B Convertible Preferred Stock, $0.01 par value per share, to TN3, LLC in exchange for the redemption of 5,000 shares of Series A Preferred Stock, $0.01 par value per share, held by TN3. The Series B preferred shares were issued in an exempt transaction under Section 4(a)(2) of the Securities Act. TN3 is owned by Daniel G. Martin, our former chairman the sole member of our board of directors.

On September 8, 2020, we issued 7.5 million shares of unregistered common stock to Innovest Global, Inc. for the acquisition of StemVax, LLC. The shares were issued in an exempt transaction under Section 4(a)(2) of the Securities Act. At the time of the transaction, Daniel Martin was the chairman of the board and a significant shareholder of Innovest.

On June 2, 2020, we issued to each of our former directors (Tom Djokovich, Thomas Anderson, Oz Fundingsland and Mike Russak) a warrant to purchase up to 500,000 shares of our common stock. These warrants are exercisable on a cashless basis for a period of ten years from the effective date at an exercise price of $0.01 per share. The purpose of the warrants was to compensate our directors for serving on our board of directors without compensation in fiscal 2019. We issued the warrants in an exempt transaction under Section 4(a)(2) of the Securities Act and Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description
3.1

Articles of Incorporation (incorporated by reference to Registration Statement Form 10SB12G #000-29621 dated February 18, 2000 and by reference to exhibits included with the Company’s prior Report on Form 8-K/A dated October 29, 2003)

3.2	Amendment to Articles of Incorporation for the increase to authorized shares (incorporated by reference to exhibits included with the Company’s Report on Form 8-K dated August 19, 2013)
3.3	Certificate of Designation for Preferred Shares (incorporated by reference to exhibits included with the Company’s Report on Form 8-K dated July 2, 2013)
3.4

Articles of Amendment to Articles of Incorporation dated August 25, 2020 to change the name of the Company to “NovAccess Global Inc.” and effectuate a 1-for-1,000 reverse stock split (incorporated by reference to Exhibit 3.1 to the Company’s August 25, 2020 Form 8-K)

3.5	Certificate of Designation of Series B Convertible Preferred Stock dated September 4, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s September 4, 2020 Form 8-K)
3.6	Bylaws (incorporated by reference to Registration Statement Form 10SB12G #000-29621 dated February 18, 2000)
5.1*	Opinion of Kohrman Jackson & Krantz LLP
10.1+	NovAccess Global Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s May 12, 2022 Form 8-K)
10.2+	2014 XsunX, Inc. Stock Option and Award Plan, dated May 20, 2014 (incorporated by reference to exhibits included with the Company’s Report on Form 8-K dated May 21, 2014)
10.3

Preferred Stock Purchase and Redemption Agreement dated January 31, 2022 among NovAccess Global Inc., TN3, LLC, Mr. Daniel G. Martin, Irvin Consulting, LLC and Dr. Dwain Morris-Irvin (incorporated by reference to Exhibit 10.1 to the Company’s December 30, 2021 Form 8-K)

10.4	Membership Interest Purchase Agreement dated June 2, 2020 between the Company and Innovest Global, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s September 30, 2020 Form 10-K)
10.5	Common Stock Distribution Agreement dated March 14, 2022 between NovAccess Global Inc. and Innovest Global, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s March 14, 2022 Form 8-K)
10.6	Management Services Agreement between NovAccess Global Inc. and TN3, LLC dated September 4, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s September 4, 2020 Form 8-K)
10.7+

Form of Company Warrant for the Purchase of 500,000,000 Shares of Common Stock dated June 2, 2020 issued to Tom Djokovich, Thomas Anderson, Oz Fundingsland and Mike Russak (incorporated by reference to Exhibit 10.4 to the Company’s September 30, 2020 Form 10-K)

10.8	Transition Services Agreement dated June 2, 2020 between the Company and Solar Energy Builders, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s September 30, 2020 Form 10-K)
10.9	Stock Purchase Agreement among XsunX, Inc., Tom Djokovich and TN3, LLC, dated March 18, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s March 31, 20202 Report on Form 10-Q)
10.10

Form of Third Extension Agreement to 12% Note used in connection with the exchange and 18-month extension to a promissory note that had become due September 30, 2015 (incorporated by reference to exhibits included with the Company’s Report on Form 10-K dated January 8, 2016)

10.11

Form of Demand Promissory Note dated December 30, 2021 in the original principal amount of $25,000 issued by NovAccess Global Inc. to each of Dwain K. Morris-Irvin, Neil J. Laird, and Amit Mulchandani (incorporated by reference to Exhibit 10.1 to the Company’s December 30, 2021 Form 8-K)

10.12	Loan Agreement for $25,000 between NovAccess Global Inc. and Innovest Global, Inc. dated March 30, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s March 31, 2021 Form 10-Q)
10.13	Securities Purchase Agreement dated May 28, 2021 between NovAccess Global Inc. and Power Up Lending Group Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s May 28, 2021 Form 8-K)
10.14

Convertible Promissory Note dated May 28, 2021 in the original principal amount of $55,000 issued by NovAccess Global Inc. to Power Up Lending Group Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s May 28, 2021 Form 8-K)

10.15	Securities Purchase Agreement dated July 6, 2021 between NovAccess Global Inc. and Power Up Lending Group Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s July 6, 2021 Form 8-K)

Exhibit	Description
10.16

Convertible Promissory Note dated July 6, 2021 in the original principal amount of $38,750 issued by NovAccess Global Inc. to Power Up Lending Group Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s July 6, 2021 Form 8-K)

10.17	Securities Purchase Agreement dated August 20, 2021 between NovAccess Global Inc. and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s August 20, 2021 Form 8-K)
10.18

Promissory Note dated August 20, 2021 in the original principal amount of $500,000 issued by NovAccess Global Inc. to AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.2 to the Company’s August 20, 2021 Form 8-K)

10.19

Common Stock Purchase Warrant dated August 20, 2021 for 1.0 million shares issued by NovAccess Global Inc. to AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.3 to the Company’s August 20, 2021 Form 8-K)

10.20	Security Agreement dated August 20, 2021 between NovAccess Global Inc. and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.4 to the Company’s August 20, 2021 Form 8-K)
10.21

Securities Purchase Agreement dated February 15, 2022 between NovAccess Global Inc. and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s February 15, 2022 Form 8-K)

10.22

Promissory Note dated February 15, 2022 in the original principal amount of $250,000 issued by NovAccess Global Inc. to AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.2 to the Company’s February 15, 2022 Form 8-K)

10.23

Common Stock Purchase Warrant dated February 15, 2022 for 500,000 shares issued by NovAccess Global Inc., to AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.3 to the Company’s February 15, 2022 Form 8-K)

10.24	Security Agreement dated February 15, 2022 between NovAccess Global Inc. and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.4 to the Company’s February 15, 2022 Form 8-K)
10.25	Securities Purchase Agreement dated May 5, 2022 between NovAccess Global Inc. and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s May 5, 2022 Form 8-K)
10.26

Promissory Note dated May 5, 2022 in the original principal amount of $1,000,000 issued by NovAccess Global Inc. to AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.2 to the Company’s May 5, 2022 Form 8-K)

10.27

Common Stock Purchase Warrant dated May 5, 2022 for 1,000,00,000 shares issued by NovAccess Global Inc. to AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.3 to the Company’s May 5, 2022 Form 8-K)

10.28	Security Agreement dated May 5, 2022 between NovAccess Global Inc. and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.4 to the Company’s May 5, 2022 Form 8-K)
10.29	Registration Rights Agreement dated May 5, 2022 between NovAccess Global Inc. and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.5 to the Company’s May 5, 2022 Form 8-K)
10.30

Form of Convertible 10% Promissory Note issued on November 20, 2014, used in connection with the sale of a convertible promissory note in an amount up to $400,000 (incorporated by reference to exhibits included with the Company’s Report on Form 8-K dated November 26, 2014)

10.31

Form of Addendum extending the maturity date to April 13, 2018 for a Convertible 10% Promissory Note issued on November 20, 2014, used in connection with the sale of a convertible promissory note in an amount up to $400,000 (incorporated by reference to exhibits included with the Company’s Report on Form 10-K dated December 14, 2016)

10.32

Form of Convertible Promissory Notes issued to four members of the Board of Directors dated October 1, 2013 (incorporated by reference to exhibits included with the Company’s Report on Form 8-K dated November 12, 2013)

10.33

Form of 10% Promissory Note issued on August 5, 2014, used in connection with establishing access to interim financing requirements for solar system installations (incorporated by reference to exhibits included with the Company’s Report on Form 10-Q dated August 18, 2014)

10.34

Form of Convertible 10% Promissory Note issued on May 12, 2017, used in connection with the sale of a convertible promissory note in an amount up to $150,000 (incorporated by reference to exhibits included with the Company’s Report on Form 10-Q dated May 15, 2017)

Exhibit	Description
10.35

Form of Addendum extending the maturity date to May 12, 2022 for a Convertible 10% Promissory Note issued on May 12, 2017, used in connection with the sale of a convertible promissory note in an amount up to $150,000 (incorporated by reference to exhibits included with the Company’s Report on Form 10-K dated January 7, 2019)

10.36

Form of Convertible 10% Promissory Note issued on May 8, 2018, used in connection with the sale of a convertible promissory note in the amount of $25,000 (incorporated by reference to exhibits included with the Company’s Report on Form 8-K dated May 14, 2018)

10.37

Form of Convertible 10% Promissory Note issued on August 6, 2018, used in connection with the sale of a convertible promissory note in the amount of $30,000 (incorporated by reference to exhibits included with the Company’s Report on Form 10-Q filed dated August 14, 2018)

10.38	Interest Free Loan Agreement dated July 28, 2022 between NovAccess Global Inc. and Jason M. Anderson (incorporated by reference to Exhibit 10.1 to the Company’s August 2, 2022 Form 8-K)
10.39	Convertible Promissory Note dated July 28, 2022 in the original principal amount of up to $25,000 issued by NovAccess Global Inc. to Letzhangout, LLC (incorporated by reference to Exhibit 10.2 to the Company’s August 2, 2022 Form 8-K)
10.40	Convertible Promissory Note dated August 8, 2022 in the original principal amount of $100,000 issued by NovAccess Global Inc. to Nyla Sakakura-Clark (incorporated by reference to Exhibit 10.1 to the Company’s August 9, 2022 Form 8-K)
21.1	Subsidiaries of NovAccess Global Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed June 23, 2022)
23.1*	Consent of M&K CPAs, PLLC, Independent Registered Public Accounting Firm
23.2*	Consent of Kohrman Jackson & Krantz LLP (included in Exhibit 5.1)
107*	Filing Fee Table

*	Included with this filing.
+	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 17. Undertakings.

NovAccess Global Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NovAccess Global Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chagrin Falls, State of Ohio, on September 2, 2022.

NovAccess Global, Inc.

/s/ Dwain K. Morris-Irvin
By Dwain K. Morris-Irvin, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

September 2, 2022	/s/ Dwain K. Morris-Irvin
Dwain K. Morris-Irvin, Chief Executive Officer and Director
(Principal Executive Officer)

September 2, 2022	/s/ Neil J. Laird
Neil J. Laird, Chief Financial Officer
(Principal Financial and Accounting Officer)

September 2, 2022	/s/ John A. Cassarini
John A. Cassarini, Chairman and Director

September 2, 2022	/s/ Jason M. Anderson
Jason M. Anderson, Director